Exhibit 5.5

May 28, 2003

Falconbridge Limited
BCE Place
181 Bay Street, Suite 200
Toronto, Canada M5J 2T3

Dear Sirs:

Re:	Falconbridge Limited Registration Statements on Form F-9

        Reference is made to the Registration Statements on Form F-9 (File Nos. 333-13920 and 333-105399) of Falconbridge Limited filed with the United States Securities and Exchange Commission for registration under the Securities Act of 1933, as amended, of an aggregate amount of U.S. $750,000,000 of debt securities.

        With reference to the Prospectus Supplement dated May 22, 2003, (the "Prospectus Supplement") relating to an offering of notes and to the opinion of this firm under the heading "Description of Notes — Enforceability of Judgments," we hereby consent to being named in the Prospectus Supplement, to the inclusion of the reference to the opinion of this firm and to the use of our opinion.

        In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours truly,

MCCARTHY TÉTRAULT LLP

/s/ McCarthy Tetrault LLP